Exhibit 10.3

April 2, 2017
Mr. Jonathan Gear
c/o IHS Markit Ltd.
4th Floor Ropemaker Place
London EC2Y9LY
United Kingdom
Subject: Amended and Restated Terms of Employment Dear Jonathan:
This letter agreement is intended to set forth the terms of your continued employment by IHS Inc. (the “Company”) as Executive Vice President of Consolidated Markets, Resources and Transportation of IHS Markit Ltd. (“IHS Markit”), an affiliate of the Company. The terms of this letter agreement are effective as of April 2, 2017 (the “Effective Date”).
1.Duties and Responsibilities. Your position currently reports to the person set forth on Exhibit A. Your current principal work location is also set forth on Exhibit A. You will continue to devote all of your attention and time during working hours to the affairs and business of the Affiliated Group{as defined below) and use your best efforts to perform such duties and responsibilities as shall be reasonably assigned to you by the person set forth above and are consistent with your position. In addition, you agree to serve, without additional compensation, as an officer and director for any member of the Affiliated Group. For purposes of this letter agreement, the term “Affiliated Group” means IHS Markit and any corporation, partnership, joint venture, limited liability company or other entity in which IHS Markit has a 10% or greater direct or indirect interest. Except for those boards or committees set forth on Exhibit A, you may not serve on corporate, civic or charitable boards or committees without the prior written consent of an authorized representative of IHS Markit.
2.    Compensation and Benefits. Your compensation and benefits are as set forth below and in Exhibit A and Exhibit B.
(a)    Annual Base Salary: You will receive an annual base salary of the amount set forth on Exhibit A, payable in installments in accordance with the payroll procedures of the Company (or the member of the Affiliated Group that pays your base salary) in effect from time to time. Your base salary includes compensation for all time worked, as well as appropriate consideration for any time off pursuant to IHS Markit’s personal time off policy, as provided in Section 2(d). Your base salary will be considered for adjustment in succeeding years as part of IHS Markit’s normal performance management process.
(b)    Annual Cash Incentive Compensation: You are eligible to participate in IHS Markit’s annual incentive program for similarly situated executives of IHS Markit, as amended or otherwise modified from time to time by the Human Resources Committee (“HR Committee”) of IHS Markit’s Board of Directors (the “Board”), on the terms set forth on Exhibit A. Except as provided in this paragraph and in Section 3, to qualify for a payment under the annual incentive program, you must remain continuously and actively employed by the Company, without having tendered a notice of resignation, through the date of payment, in accordance with the terms and conditions of such program. The annual incentive payment shall be made no later than February 15 of the year following the year for which such incentive is earned. The terms and conditions of the annual incentive program for any given performance period, including any performance measures and targets, will be approved in the discretion of the HR Committee.
(c)    Annual Long-Term Incentive Compensation: Long-term incentive awards are discretionary and are governed by terms and conditions approved by the HR Committee, as set forth in the applicable award agreement and in the IHS Markit Ltd. 2014 Equity Incentive Award Plan (or other plan under which the long-term incentive award is granted, collectively or individually, the “LTI Plan”).
(d)    Personal Time Off: You will be eligible for participation in IHS Markit’s personal time off policy, as may be amended from time to time.
(e)    Benefit Programs: You and your eligible family members will continue to have the opportunity to participate in the employee benefit plans, policies and programs provided by the Company or another applicable member of the Affiliated Group, on such terms and conditions as are generally provided to similarly situated executives of IHS Markit. These may include retirement, savings, medical, life, disability and other insurance programs, as well as an array of work/life effectiveness policies and programs. Please be aware that nothing in this letter agreement shall limit the sponsor’s ability to change, modify, cancel or amend any such plans, policies and programs.
(f)    Additional Benefits: You are eligible to receive the additional benefits set forth on Exhibit B.
3.    Termination of Employment In the event that your employment with IHS Markit terminates for any reason, the terms of this letter agreement will exclusively govern the terms under which you may be eligible to receive severance and/or other separation benefits from IHS Markit. You may resign employment with the Company upon six (6) months prior written notice to the Company, which the Company may waive in whole or in part.
(a)    If your employment is terminated by the Company for Cause (as defined below) or if you resign without Good Reason (as defined below), you will be entitled to receive: any earned but unpaid base salary or other amounts (including reimbursable expenses and any vested amounts or benefits owing under or in accordance with applicable employee benefit plans, policies and programs, including retirement plans and programs) accrued or owing through the Termination Date (as defined below) (the “Accrued Benefits”) and neither the Company nor any other member of the Affiliated Group will have any further obligation to you, other than for any payments or benefits required to be made or provided under applicable law.
(b)    If your employment is terminated by the Company without Cause or by you for Good Reason, you will receive the following payments and benefits:
(i)    the Accrued Benefits;
(ii)    except during the Retention Period set forth in Exhibit B and subject to your compliance with Section 6, severance comprised of (A) an amount equal to one times the sum of your annual base salary and target annual cash incentive opportunity, payable in 12 equal monthly installments; and (A) the portion of your annual cash incentive for the fiscal year of termination that is tied to the achievement of IHS Markit’s performance objectives for such fiscal year, based on IHS Markit’s actual achievement of such performance objectives for the full fiscal year, prorated for the number of days that have elapsed during such fiscal year prior to the Termination Date, which will be paid following the close of the fiscal year of termination at such time as the annual cash incentive for such fiscal year is paid to IHS Markit’s then current senior executives;
(iii)    continued participation in the medical, dental and vision plans of the Company or another applicable member of the Affiliated Group (or if you are ineligible to continue to participate under the terms thereof, in substitute arrangements adopted by the Company, with the effect of providing benefits of substantially comparable value) for the 12-month period following the Termination Date; and
(iv)    except as set forth in Exhibit B, any unvested stock options, restricted stock units and other time-based equity awards then held by you will vest, prorated for the number of days that have elapsed during the vesting period prior to the Termination Date, and any unvested performance-based equity awards then held by you will vest, based on IHS Markit’s actual achievement of the applicable performance objectives for the full performance period, prorated for the number of days that have elapsed during such performance period prior to the Termination Date. Any stock options will remain exercisable for the earlier of one year following the Termination Date or the expiration date of such stock option.

(c)    If your employment is terminated on account of your death or Permanent Disability (as defined below), you will receive the following payments and benefits:
(i)    the Accrued Benefits;
(ii)    in the case of your Permanent Disability and, as applicable, continued participation in the medical, dental and vision plans of the Company or another applicable member of the Affiliated Group (or if you are ineligible to continue to participate under the terms thereof, in substitute arrangements adopted by the Company, with the effect of providing benefits of substantially comparable value) for the 12-month period following the Termination Date; and
(iii)    any unvested stock options, restricted stock units and other time-based equity awards then held by you will fully vest, and any unvested performance-based equity awards then held by you will fully vest, based on IHS Markit’s actual achievement of the applicable performance objectives for the full performance period.
(d)    If there is a Change in Control (as defined in the LTI Plan) after the Effective Date of this Agreement and, within 18 months of such Change in Control, your employment is terminated by the Company without Cause or you terminate your employment for Good Reason, you will receive the following payments and benefits:
(i)    the Accrued Benefits;
(ii)    and subject to your compliance with Section 6, severance comprised of (A) an amount equal to two times the sum of your annual base salary and target annual cash incentive opportunity, payable in 12 equal monthly installments; and (A) your target cash incentive for the fiscal year of termination prorated for the number of days that have elapsed during such fiscal year prior to the Termination Date;
(iii)    continued participation in the medical, dental and vision plans of the Company or its successor or another applicable member of the Affiliated Group (or if you are ineligible to continue to participate under the terms thereof, in substitute arrangements adopted by the Company or its successor, with the effect of providing benefits of substantially comparable value) for the 24-month period following the Termination Date;
(iv)    any unvested stock options, restricted stock units and other time-based equity awards then held by you will fully vest (and each such stock option will remain exercisable for the earlier of one year following the Termination Date or the expiration date of such stock option); and
(v)    any unvested performance-based equity awards held by you shall have the equivalent nature and share value at “target” level, and, in connection with such termination, will fully vest.
(e)    Upon the termination of your employment for any reason, you shall immediately resign, as of your Termination Date, from all positions that you then hold with any member of the Affiliated Group and any trade and other organizations in which you serve as a representative of IHS Markit. You hereby agree to execute any and all documentation to effectuate such resignations upon request by the Company, but you shall be treated for all purposes as having so resigned upon the Termination Date, regardless of when or whether you execute any such documentation.
(f)    During the term of this letter agreement, and, subject to any other business obligations that you may have, following the Termination Date, you agree to assist the Affiliated Group in the investigation and/or defense of any claims or potential claims that may be made or threatened to be made against any member of the Affiliated Group, including any of their officers or directors (a “Proceeding”), and will assist the Affiliated Group in connection with any claims that may be made by any member of the Affiliated Group in any Proceeding. Unless precluded by law and subject to Section 4, you agree to promptly inform the Company if you are asked to participate in any Proceeding or to assist in any investigation of any member of the Affiliated Group. In addition, you agree to provide such services as are reasonably requested by the Company or IHS Markit to assist any successor to you in the transition of duties and responsibilities to such successor. Following the receipt of reasonable documentation, the Company agrees to reimburse you for all of your reasonable out-of-pocket expenses associated with such assistance. Your request for any reimbursement, including reasonable documentation, must be submitted as soon as practicable and otherwise consistent with Company policy. In any event, your request for a reimbursement, including reasonable documentation, must be submitted by the October 31st of the year following the year in which the expense is incurred. The Company will generally reimburse such expenses within 60 days of the date they are submitted, but in no event will they be reimbursed later than the December 31st of the year following the year in which the expense is incurred.
(g)    Definitions.
(i)    “Cause” means the occurrence of any of the following: (23) willful malfeasance, willful misconduct or gross negligence by you in connection with your duties, (23) continuing refusal by you to perform your duties under any lawful direction of the person set forth on Exhibit A after written or electronic notice of any such refusal to perform such duties or direction was given to you , (23) any willful and material breach of fiduciary duty owing to any member of the Affiliated Group by you, (23) your indictment of, or plea of guilty or nolo contendere to, a felony (or the equivalent of a felony in a jurisdiction other than the United States) or any other crime resulting in pecuniary loss or reputational harm to any member of the Affiliated Group (including theft, embezzlement or fraud) or involving moral turpitude; or (23) your inability to perform the duties of your job as a result of on-duty intoxication or confirmed positive illegal drug test result. For purposes of this provision, no act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interest of the Company, IHS Markit or the applicable member of the Affiliated Group.
(ii)    “Good Reason’’ means the occurrence of any of the following: (23) the material diminution of your position (including titles and reporting relationships), duties or responsibilities, excluding immaterial actions not taken in bad faith; (23) the breach by the Company or other applicable member of the Affiliated Group of any of its material obligations under this letter agreement excluding immaterial actions (or failures or action) not taken (or omitted to be taken) in bad faith; or (23) the Company’s relocation of your principal location of work by more than 50 miles (other than any relocation recommended or consented to by you); it being understood, however, that you may be required to travel on business to other locations as may be required or desirable in connection with the performance of your duties as specified in this letter agreement. Notwithstanding the foregoing, none of the events in clauses (A) through (C) above shall constitute Good Reason for purposes of this letter agreement unless (x) you provide the Company with a written notice specifying the circumstances alleged to constitute Good Reason within 30 days after the first occurrence of such circumstances, (y) the Company or other member of the Affiliated Group fails to cure such circumstances in all material respects within 30 days following delivery to the Company of such notice and (z) your Termination Date occurs within 30 days following the expiration of the foregoing cure period, unless another Termination Date is mutually agreed to between you and the Company, which such Termination Date shall not be later than 6 months following the date you provided written notice to the Company.
(iii)    “Permanent Disability” will be deemed to occur when it is determined (by the disability carrier of the Company or another applicable member of the Affiliated Group for the primary Jong-term disability plan or program applicable to you because of your employment with the Company) that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
(iv)    “Termination Date” means the effective date of your termination of employment. In the event of your death or Permanent Disability prior to the date your employment would otherwise terminate hereunder, the “Termination Date” will be the effective date of termination of your employment by reason of death or Permanent Disability.
4.    Employee Protection and Defend Trade Secrets Act of 2016.
(a)    Nothing in this letter agreement or otherwise limits your ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agency”) regarding possible legal violations, without disclosure to the Company. No member of the Affiliated Group may retaliate against you for any of these activities, and nothing in this letter agreement or otherwise requires you to waive any monetary award or other payment that you might become entitled to from the SEC or any other Government Agency.
(b)    Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), the Company and you acknowledge and agree that you shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (A) solely for the purpose of reporting or investigating a suspected violation of law; or (i) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if you file a lawsuit for retaliation by any member of the Affiliated Group for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (x) file any document containing the trade secret under seal and (y) do not disclose the trade secret, except pursuant to court order. Nothing in this letter agreement or otherwise is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
5.    Release. Any payment or benefit that you are eligible to receive under Section 3, other than any Accrued Benefits, will be contingent on your execution of a release in a form acceptable to IHS Markit within 45 days of the date of your separation from service and non-revocation of such release. If you fail to execute such a release, or if you revoke such a release, within such 45-day period, you will not be eligible to receive any payment or benefit under Section 3. If you execute such a release within such 45-day period and do not revoke such release, then the applicable payment set forth in Section 3 shall commence on the 65th day of your separation from service, following the execution of such release; provided that any payments under this letter agreement that could be paid during a period that begins in one taxable year and ends in a subsequent taxable year shall be paid in the subsequent taxable year. The payments or benefits you are eligible to receive under Section 3 are in lieu of any termination payments or benefits which you might otherwise be eligible to receive under any standard severance plan, policy or program maintained by any member of the Affiliated Group or under applicable law.
6.    Restrictive Covenants. During your employment by the Company (or other applicable member of the Affiliated Group), and for a period of 12 months following termination of your employment, whatever the reason for such termination, you hereby agree that you will not (i) directly or indirectly, or as a stockholder, partner, employee, consultant or participant in any business entity, engage in or assist any other person or entity to engage in any business in which the Company or any member of the Affiliated Group is engaging or actively planning to engage in at the Termination Date, or (ii) solicit or attempt to entice away from IHS Markit or any member of the Affiliated Group, or otherwise interfere with the business relationship of IHS Mark.it or any member of the Affiliated Group with, any person who is, or was during the term of your employment a customer or employee of, consultant or supplier to, or other person or entity having material business relations with, IHS Markit or any member of the Affiliated Group. Although you acknowledge and agree that the restrictions herein are reasonable, to the extent that any part of this Section 6 may be invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the maximum extent that a court of competent jurisdiction shall determine that such part, if more limited in scope, would have been enforceable, and such part shall be deemed to have been so written and the remaining parts shall as written be effective and enforceable in all events. In the event of any conflict between the restrictive covenants in this Section 6 and those contained in any other agreement to which you are subject, the restrictive covenants in this Section 6 shall govern. Any Confidentiality and/or Innovation Agreement previously executed by you, including the agreement executed on February 22, 2005, shall remain in full force and effect.
7.    Code of Conduct & Other Mandatory. Training. As a condition of your continued employment by the Company under the terms of this letter agreement, you must read, understand and abide by all applicable compliance policies found on the IHS Markit compliance website, as updated from time to time. You must complete any required online compliance training for your position within 30 days of your start date or within 30 days after it becomes available. In addition, you understand that you must complete any and all additional training that the Company determines is appropriate for your position during the course of your employment.

8.    Share Ownership Guidelines. In consideration of and as a condition of your continued employment by the Company under the terms of this letter agreement, among other things, you will be required to acquire and maintain a meaningful ownership interest, in the form of shares or share units, in IHS Markit’s common shares. The ownership levels vary by position and are equal to a multiple of your base salary as set forth under IHS Markit’s share ownership guidelines. You will receive additional information concerning these share ownership guidelines separately.
9.    Miscellaneous
(a)    Notices. Notices given pursuant to this letter agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (i) facsimile, (i) registered or certified mail, return receipt requested, postage prepaid, or (i) such other method of delivery as provides a written confirmation of delivery. Notice to the Company or IHS Limited shall be directed to:
Attn: Sari Granat
Executive Vice President & General Counsel
IHS Markit Ltd.
450 West 33rd Street, Fifth Floor
New York, New York 10001
Facsimile No.: 212-205-7123
Notices to or with respect to you will be directed to you, or in the event of your death, your executors, personal representatives or distributees, at your home address as set forth in the records of the Company.
(b)    Assignment of this Letter Agreement. This letter agreement is personal to you and shall not be assignable by you without the prior written consent of the Company. This letter agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns (and, as applicable, to the members of the Affiliated Group). The Company
(c)    may assign this letter agreement, without your consent, to any member of the Affiliated Group or to any other respective successor (whether directly or indirectly, by agreement, purchase, merger, consolidation, operation of law or otherwise) to all, substantially all or a substantial portion of the business and/or assets of the Company, as applicable. If and to the extent that this letter agreement is so assigned, references to the “Company” throughout this letter agreement shall mean the Company as hereinbefore defined and any successor to, or assignee of, its business and/or assets.
(d)    Merger of Terms. This letter agreement supersedes all prior discussions and agreements between you and the Company or any member of the Affiliated Group with respect to the subject matters covered herein, including without limitation, the employment letter between you and IHS Inc. dated June 1, 2014, as amended, and the letter agreement, between you and IHS Inc. dated July 8, 2016 (the “July 2016 Letter Agreement”.)
(e)    Indemnification. The Company or another applicable member of the Affiliated Group shall indemnify you to the extent permitted by the bylaws applicable to your services as an officer of IHS Markit in effect on the date hereof, with respect to the work you have performed for, or at the request of, the Company or any member of the Affiliated Group during the term of this letter agreement.
(f)    Governing Law; Amendments. This letter agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to principles of conflict of laws. This letter agreement may not be amended or modified other than by a written agreement executed by you and an authorized employee of IHS Markit.
(g)    Tax Withholding. The Company may withhold from any amounts payable under this letter agreement, including payment in cash or shares upon the vesting of equity incentive awards, such federal• state or local taxes (including any social security contributions) as shall be required to be withheld pursuant to any applicable law or regulation.
(h)    No Right to Continued Service. Nothing in this letter agreement shall confer any right to continue in employment for any period of specific duration or interfere with or otherwise restrict in any way the rights of you or the Company, which rights are hereby expressly reserved by each, to terminate your employment at any time and for any reason, with or without Cause.
(i)    Choice of Forum. The Company and you each hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any Colorado state or federal court of the United States of America sitting in the State of Colorado, and any appellate court thereof, in any action or proceeding arising out of or relating to this letter agreement or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Colorado state court or, to the extent permitted by law, in such federal court. The Company and you agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(j)    Severability; Captions. In the event that any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, the remaining provisions of this letter agreement will be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. The captions in this letter agreement are not part of the provisions of this letter agreement will have no force or effect.
(k)    Section 409A. The provisions of this Section 11(j) will only apply if and to the extent required to avoid the imposition of taxes, interest and penalties on you under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Section 409A applies to nonqualified deferred compensation which exists if an individual has a “legally binding right” to compensation that is or may be payable in a later year. In furtherance of the objective of this Section 11(j) to the extent that any regulations or other guidance issued under Section 409A would result in your being subject to payment of taxes, interest or penalties under Section 409A, you and the Company agree to use our best efforts to amend this letter agreement and any other plan, award, arrangement or agreement between you and the Company in order to avoid or limit the imposition of any such taxes, interest or penalties, while maintaining to the maximum extent practicable the original intent of the applicable provisions. This Section 11(j) does not guarantee that you will not be subject to taxes, interest or penalties under Section 409A with respect to compensation or benefits described or referenced in this letter agreement or any other plan, award, arrangement or agreement between you and the Company.
To the extent that any payment under this letter agreement is subject to Section 409A and is payable as a result of your termination of employment with IHS Markit, “termination of employment” will be interpreted as “separation from service” (as defined under Section 409A). Your right to receive any installment payments under this letter agreement, including without limitation any continuation salary payments that are payable on IHS Markit payroll dates, will be treated as a right to receive a series of separate payments and, accordingly, each such installment payment will at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder will be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.
Furthermore, and notwithstanding any contrary provision in this Letter agreement or any other plan, award, arrangement or agreement between you and the Company, to the extent necessary to avoid the imposition of taxes, interest and penalties on you under Section 409A, if at the time of the termination of your employment you are a “specified employee” (as defined in Section 409A), you will not be entitled to any payments upon termination of employment until the first day of the seventh month after the termination of employment and any such payments to which you would otherwise be entitled during the first six months following your termination of employment will be accumulated and paid without interest on the first day of the seventh month after the termination of employment.

Furthermore, and notwithstanding any contrary provision in this Letter agreement or in any other plan, award, arrangement or agreement between you and the Company that: (i) provides for the payment of nonqualified deferred compensation that is subject to Section 409A; and(ii) conditions payment or commencement of payment on one or more employment-related actions, such as the execution and effectiveness of a release of claims or a restrictive covenant (each an “Employment-Related Action”) (any such plan, award, arrangement or agreement is a “Relevant Plan”):
(i)    if the Relevant Plan does not specify a period or provides for a period of more than 90 days for the completion of an Employment Related Action, then the period for completion of the Employment Related Action will be the period specified by the Company, which shall be no longer than 90 days following the event otherwise triggering the right to payment; and
(ii)    if the period for the completion of an Employment Related Action includes the January 1 next following the event otherwise triggering the right to payment, then the payment shall be made or commence following the completion of the Employment-Related Action, but in no event earlier than that January 1.

Please acknowledge your agreement with the terms of this letter agreement by signing and dating the enclosed copy and returning it to me.
Sincerely,

IHS INC.
By:	/s/ Jane Okun Bomba
Name: Jane Okun Bomba
Title: Administrative Officer

Accepted and Agreed:

/s/ Jonathan Gear
(Signature) 4/2/2017
(Date)

Exhibit A

Reporting To	Chief Executive Officer of the Company
Principal Work Location	Englewood, CO
Board or Committee Memberships	OpenWorld Learning Emmanual Sanders Foundation
Annual Base Salary	$550,000
Annual Cash Incentive Compensation
For fiscal year 2017, the annual cash incentive program in which you are eligible to participate shall be the Annual Cash Incentive Plan, as amended or otherwise modified by the HR Committee from time to time. For fiscal year 2017, your target cash incentive opportunity is 75% of your base salary and the actual incentive payment may range from 0%-200% of target, based on achievement of individual performance objectives and IHS Markit’s performance, as determined by the HR Committee.

Exhibit B

Retention Award
Within 3 days of the Effective Date of this letter agreement, you will receive a one-time equity award, subject to the applicable award agreement and LTI Plan (the “Retention Award”). The actual number of units granted for this Retention Award will be determined by the Company by dividing $6.25 million by the average closing price of IHS Markit’s common stock on the 10 trading days up to and including the Effective Date of this Letter agreement.

Upon termination by the Company without Cause or by you for Good Reason prior to the end of the Retention Period, any unvested portion of the Retention Award held by you shall fully vest, at (a) if the such termination date is prior to end of the performance period as defined in the award agreement (the “Performance Period”), the equivalent nature and share value at ‘‘target” level, or (b) if such termination date is on or after the end of the Performance Period, the actual performance value determined pursuant to the award agreement.

For the avoidance of doubt, any payment or benefit for this Retention Award that you are eligible to receive in connection with the termination of your employment as described above, shall be subject to Section 5 above in the letter agreement.

Retention Period	The period beginning on the Effective Date of this Agreement through December 31, 2021.
Certain Terminations of Employment During the July 2016 Merger Protection Period
If, during the Protection Period (as defined below), your employment is terminated by the Company without Cause or by you Good Reason, you will instead be eligible to receive the following payments and benefits in lieu of (and not in addition to) those in Section 3(b) above:

(i) the Accrued Benefits;

(i) a Jump-sum cash payment in an amount representing the Company’s contribution to the health benefits for 24 months, with such amount payable on, or within 15 days following, the 60th day following the Termination Date. You will remain eligible to elect COBRA coverage;

(ii) the vesting of all outstanding restricted stock units, stock options or similar equity awards that were granted prior to July 12, 2016 shall become fully vested and payable on the first 15th day of the month that follows the 60th day after your Termination Date. The terms and conditions of such equity awards shall otherwise be subject to the terms and conditions of the LTI Plan; and

(iii) the vesting of all outstanding stock options, restricted stock units and other time-based equity awards then held by you that were granted after July 12, 2016, prorated for the number of days that have elapsed during the vesting period prior to the Termination Date, and any unvested performance-based equity awards then held by you will vest, based on IHS Markit’s actual achievement of the applicable performance objectives for the full performance period, prorated for the number of days that have elapsed during such performance period prior to the Termination Date.

“Protection Period” is the period beginning on July 12, 2016 and continuing until January 31, 2019.

For the avoidance of doubt, any payment or benefit that you are eligible to receive in connection with the termination of your employment during the Protection Period, other than any Accrued Benefits, shall be subject to Section 5 above in the letter agreement.